UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

SCS Transportation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-49983	48-1229851
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4435 Main Street, Suite 930, Kansas City, Missouri		64111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-960-3664

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2005, the Compensation Committee of the Board of Directors of SCS Transportation, Inc. (the "Company") approved certain Performance Unit Awards to certain executive officers of the Company pursuant to the SCS Transportation, Inc. Amended and Restated 2003 Omnibus Incentive Plan (the "Plan"). The following is a description of the material terms of the Performance Unit Awards:
The Plan permits the Compensation Committee to grant performance unit awards to eligible employees, including certain executive officers of the Company, from time to time. Payment of earned performance unit awards is made to participants in cash. Participants earn the cash awards for the Company's total shareholder return performance relative to certain industry peers over the performance period. No award is payable in cash unless the Company has a positive shareholder return during the relevant performance period.

At its regularly scheduled meeting on December 7, 2005, the Board of Directors of the Company provided for any non-employee director who attends a committee meeting to receive the cash fee for committee meeting attendance similar to committee members.

In addition, the Board approved 2006 annual bonus targets for certain key employees (including each of the executive officers of the Company) based on the achievement of key corporate, business unit (for business unit employees) and individual objectives, under the Company’s annual performance-based cash bonus plan. Under the plan, funding pools are created at the corporate and business unit levels based on overall company and business unit performance on selected financial goals. For 2006, the corporate goals under the plan are net income and return on capital. The 2006 business unit goals are based on operating income and return on capital. Actual bonus payments will vary depending on company and business unit performance and satisfaction of individual objectives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCS Transportation, Inc.

December 9, 2005	By:	James J. Bellinghausen

Name: James J. Bellinghausen
Title: Vice President of Finance and Chief Financial Officer